Registration Statement No. 333-138140-01



                       DaimlerChrysler Auto Trust 2006-D
                                Issuing Entity




                               Final Term Sheet

                                $1,200,000,000
                  Class A-2, Class A-3, Class A-4 and Class B
                              Asset Backed Notes




                DaimlerChrysler Financial Services Americas LLC
                  Sponsor, Originator, Depositor and Servicer


      The Depositor has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the Depositor has filed with the SEC for more complete information about the Depositor, the issuing entity, and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the Depositor, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free 1-800-503-4611.

      This free writing prospectus does not contain all information that is required to be included in the base prospectus and the prospectus supplement.

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                            FREE WRITING PROSPECTUS
                               November 29, 2006
                       DaimlerChrysler Auto Trust 2006-D
           Distributions payable monthly, beginning January 8, 2007

                         Trade Date: November 29, 2006


                       Settlement Date: December 5, 2006
                              ------------------

The issuing entity will issue the following notes that will be backed by automobile and light duty truck receivables purchased directly from DaimlerChrysler Financial Services Americas LLC. Interest and principal will be payable on the 8th day of each month (or if the 8th day is not a business day, then on the next business day), commencing on January 8, 2007.

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
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                                             Total Notes Issued(1)

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    Class          Size          Rating       Price(3)     Coupon     Yield      Weighted    Expected   Legal Final    Cusip
                                  (S&P/                                           Average     Final        Date
                                 Fitch)                                             Life     Payment
                                                                                  to Call    Date(4)
                                                                                (Years)(4)
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
A-1 Notes(2)    $336,000,000    A-1+/F1+     100.00000%   5.32938%   5.32938%      0.25     Jun. 2007    Dec. 2007   233880 AE3
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A-2 Notes       $477,000,000    AAA/AAA       99.99127%      5.19%     5.256%      0.95      May 2008    Aug. 2009   233880 AA1
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A-3 Notes       $467,000,000    AAA/AAA       99.99982%      4.98%     5.032%      2.10     Oct. 2009    Feb. 2011   233880 AB9
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A-4 Notes       $209,900,000    AAA/AAA       99.97131%      4.94%     5.001%      3.20     Apr. 2010    Feb. 2012   233880 AC7
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B Notes          $46,100,000      A/A+        99.98362%      5.01%     5.068%      3.34     Apr. 2010     May 2013   233880 AD5
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Total Notes   $1,536,000,000      n/a    $1,199,889,746       n/a       n/a        n/a         n/a         n/a         n/a
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(1) All of the notes issued will be generally ERISA eligible, subject to important considerations described in the prospectus supplement.
(2) The A-1 notes are not being offered publicly or in this document.
(3) Plus accrued interest from December 5, 2006.
(4) At an ABS rate of 1.40%, and assuming the Servicer exercises its 10% clean-up call right.
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